Exhibit No. 10.1

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, entered into on July 13, 2005 and effective as of May 19, 2005 (the “Agreement Date”), between Monro Muffler Brake, Inc. (the “Company”) and Joseph Tomarchio, Jr. (the “Executive”).

     WHEREAS, the Company and the Executive wish for the Executive to continue to be employed by the Company upon the terms and conditions hereinafter provided; and

     WHEREAS, the Company and the Executive have agreed to enter into this Employment Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Employment and Duties.

            1.1    Employment by the Company. The Company hereby agrees to employ the Executive for the Term (as herein defined), to render exclusive and full-time services in the capacity of Divisional Vice President — Tire Stores of the Company, subject to the control and direction of the Company’s President and Board of Directors.

            1.2    Duties/Authority. The Executive shall have responsibility for the conduct of the business of the Company’s Tire Stores and the general supervision of and control over the assets, business interests, and agents of the Company’s Tire Stores, in each case subject to the control and direction of the President. The Executive’s duties hereunder shall be consistent with the duties, responsibilities, and authority generally recognized for the office of Divisional Vice President.

     2.     Term of Employment. The term of the Executive’s employment under this Agreement (the “Term”) shall continue beginning on the Agreement Date and ending on June 30, 2008, unless sooner terminated as provided herein.

     3.     Compensation.

            3.1    Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive during the Term a salary of $300,000 per annum (the “Base Salary”) effective April 1, 2005, payable not less frequently than monthly, less such amounts as shall be required to be withheld by applicable law and regulations. The Executive’s Base Salary will be reviewed annually by the Compensation Committee of the Board of Directors (the “Committee”) and may be adjusted upward (but not downward) to reflect the Executive’s performance and responsibilities.

            3.2    Annual Bonus. Pursuant to the Company’s bonus plan (the “Bonus Plan”), the Company shall pay the Executive, within 120 days of its fiscal year end, a bonus in respect of each prior fiscal year during the Term beginning with the fiscal year ending in March 2006, of 25% of Base Salary if the Company achieves its performance targets set by the Board of Directors with respect to such year, increased up to a maximum of 62.5% of Base Salary if the Company exceeds such performance targets by amounts to be determined by the Committee (the “Annual Bonus”), less such amounts as shall be required to be withheld by applicable law and regulations. If this Agreement terminates other than at the end of a fiscal year and if the Executive is entitled to a pro rata bonus for such partial year pursuant to Section 4.5, such pro rata bonus shall be equal to the bonus the Executive would have received under the Bonus Plan had he been employed by the Company for the entire fiscal year multiplied by a fraction, the numerator of which shall be the number of days during such fiscal year he was so employed and the denominator of which shall be 365.

            3.3    Participation in Employee Benefit Plans. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, or any pension plan or similar benefit plan of the Company, which is available generally to other senior executives of the Company.

            3.4    Expenses. Subject to such policies generally applicable to senior executives of the Company, as may from time to time be established by the Board of Directors, the Company shall pay or reimburse the Executive for all reasonable expenses (including travel expenses) actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement (“Expenses”) upon presentation of expense statements or vouchers or such other supporting information as it may require.

            3.5    Vacation. The Executive shall be entitled to such amount of vacation which is available generally to other senior executives of the Company.

            3.6    Additional Benefits. The Executive shall be entitled to the following additional benefits under this Agreement:

                    (a)     An annual car allowance of $12,000, payable in equal monthly increments. Such allowance shall be made in addition to actual expenses incurred by the Executive on behalf of Company business such as gas, tolls, repairs (incurred in the course of company business), etc. which shall be paid by the Company pursuant to Section 3.4 above.

                    (b)     On May 19, 2005, the Executive was granted a non-qualified stock option (the “Option”) to purchase 60,000 shares of the Company’s $.01 par value Common Stock (the “Shares”) pursuant to the Company’s 1998 Employee Stock Option Plan (the “Plan”). The Option to purchase each Share was granted at an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant and shall have a five (5) year term from the date of grant. The Option to purchase one-half of the Shares (30,000) shall be exercisable immediately upon issuance and the remaining one-half shall become fully vested and exercisable on March 19, 2006, provided that the Executive continues to be employed by the Company on such date. The Option shall be subject to the terms of, and is intended to conform in all respects with, the Plan and pursuant to the Stock Option Contract(s) issued to the Executive in connection therewith.

     4.     Termination, Removal from Duties or Resignation.

            4.1    Termination Upon Death. If the Executive dies during the Term, this Agreement shall terminate and the Company shall have no further obligations under this Agreement except as to the Company’s obligations as set forth in the Stock Option Contract(s) issued to the Executive in connection with Section 3.6 (b). All other obligations of the Company shall be pro-rated through the date of death.

            4.2    Removal from Position Upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period or periods aggregating 90 days during any twelve month period, the Company may at any time after such 90th day of disability, by written notice to the Executive, remove him from his position for the remainder of the Term of the Executive’s employment hereunder. The Executive’s employment status with the Company will continue after such removal for a period of time so that the Executive may receive certain benefits as outlined in Section 4.6. The Company shall have no obligation to reinstate or otherwise continue the Executive’s employment if he should recover from his disability and such termination shall not constitute a termination without Cause (as defined in Section 4.3).

            4.3    Termination for Cause. The Company may at any time, by written notice to the Executive, terminate the Term of the Executive’s employment hereunder for Cause and the Executive shall have no right to receive any compensation or benefits hereunder on and after the effective date of such notice, except for the payment of any Base Salary earned, and any Expenses incurred but not yet paid to the Executive and benefits in accordance with Section 4.5 hereof. For purposes hereof, the term “Cause” shall mean: (a) conviction of, or a plea of nolo contendere or guilty by, the Executive for any crime constituting a felony in the jurisdiction in which committed or for any other criminal act against the Company; (b) failure or refusal of the Executive in any material respect (i) to perform the duties of his employment or to follow the lawful and proper directives of the Board of Directors, provided such duties or directives are consistent with this Agreement and such duties or directives have been given to the Executive in writing, or (ii) to comply with the reasonable and substantial written policies, practices, standards or regulations of the Company (so long as same are not inconsistent with this Agreement) as may be established from time to time, if such failure or refusal under either clause (i) or clause (ii) continues uncured for a period of 10 days after written notice thereof, specifying the nature of such failure or refusal and requesting that it be cured, is given by the Company to the Executive; (c) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the Company, its business or reputation or of improperly or unlawfully converting for the Executive’s own personal benefit any property of the Company; or (d) any violation or breach of the provisions of Section 6 of this Agreement.

            4.4    Termination Without Cause. During the Term, the Company may terminate the Executive’s employment without Cause upon 30 days’ written notice. If the Company terminates the Executive’s employment without Cause, upon the Executive’s execution of a general release of the Company’s officers, directors, employees and agents from any and all liability arising from the Executive’s employment relationship with the Company (which release shall include an agreement between both parties not to disparage the other), the Executive shall receive (i) his Base Salary, payable in accordance with the provisions of Section 3.1 hereof, for one year from the date of such termination, (ii) the Annual Bonus for the year prior to the year in which the Executive is terminated, to the extent not yet paid (the “Preceding Bonus”); and (iii) the Annual Bonus for the fiscal year in which the Executive is terminated, pro rata to the date of termination (the “Pro Rata Bonus”). The Executive shall be entitled to receive the Preceding Bonus or the Pro Rata Bonus, as applicable: (i) at the same time the annual bonuses for the same periods are paid to other senior-level executives of the Company; and (ii) only to the extent the Company’s Board of Directors or any Committee designated by the Board determines to pay such bonus to the executive-level employees of the Company. Termination by the Company any time prior to June 21, 2008 will require payments in accordance with the preceding sentence. All stock options that have been granted to the Executive through the termination date shall be deemed fully vested and exercisable on such termination date and for a period of 90 days following such date, all in accordance with the other terms of any such plan or grant.

            4.5    Benefits upon Termination. Notwithstanding termination of this Agreement pursuant to Section 4.1, the Executive shall continue to be entitled to compensation and benefits accrued through the date of death. Except as provided in Sections 4.4 and 5 hereof, all of the Executive’s rights to bonuses and fringe benefits accruing after any termination of this Agreement, if any, shall cease upon such termination; provided, however, that (i) the Executive shall be entitled to any amounts payable to the Executive under any Company profit sharing or other employee benefit plan up to the date of termination; (ii) nothing contained in this Agreement is intended to limit or otherwise restrict the availability of any benefits to the Executive required to be provided pursuant to Section 4980B of the Code; (iii) if the employment of the Executive terminates pursuant to Section 4.1 or 4.4 other than at the end of a fiscal year, he shall be entitled to a pro rata bonus under the Bonus Plan in respect of such year as provided in Section 3.2; and (iv) the Executive’s ability to exercise any stock options granted to him by the Company during the course of his employment shall continue to be subject to the terms of the Plan and the Stock Option Contract(s) issued to him pursuant thereto.

            4.6    Benefits upon Removal. If the Executive is removed from his position pursuant to Section 4.2, the Executive, for a period of time (a) during which his disability continues, and (b) consistent with the then-current policy of the Company applicable to the Executive, shall continue to participate in certain of the employee benefit plans in which he participated immediately prior to his removal. These benefits would include participation in, as applicable and to the extent defined in the Company’s applicable plans, group life, medical/dental and disability insurance plans, each at the same ratio of employer/employee contribution as applicable to the Executive immediately prior to his removal. In addition, the Executive shall be entitled to compensation and benefits accrued through the date of his removal from his duties. However, the Executive’s rights to bonuses and fringe benefits accruing after his removal, if any, shall cease upon such removal; provided, however that (i) the Executive shall be entitled to any amounts payable to the Executive under any Company profit sharing or other employee benefit plan up to the date of termination; (ii) nothing contained in this Agreement is intended to limit or otherwise restrict the availability of any benefits to the Executive required to be provided pursuant to Section 4980B of the Code; and (iii) if the employment of the Executive terminates pursuant to Section 4.2 other than at the end of a fiscal year, he shall be entitled to a pro rata bonus under the Bonus Plan in respect of such year as provided in Section 3.2, to the date of such removal.

            4.7    Termination upon Resignation. Notwithstanding anything stated in this Agreement to the contrary, with fifteen (15) days prior written notice, the Executive may resign from his position for the remainder of the Term of the Executive’s employment hereunder. Such notice shall explicitly state in reasonable detail the reason(s) for such resignation. Upon receipt of such written notice, the Company, in its sole discretion, may shorten the fifteen (15) day prior notice requirement. Upon a resignation by the Executive pursuant to this Section, the Executive shall be entitled to compensation and benefits accrued through the effective date of his resignation and all other rights and obligations of the parties shall be determined as follows:

                    (a)     If the Executive is able to document, to the reasonable satisfaction of the Company’s outside counsel, that the reason for such resignation is as a direct result of either: (i) the Company’s material breach of this Agreement; or (ii) the Board of Directors or any superior officer requiring the Executive to act, or omit to act, in a way that the Executive reasonably believes is illegal, then such resignation shall be treated as a termination without Cause pursuant to Section 4.4;

                    (b)     If the Company requires the Executive, as a condition of continued employment under the terms of this Agreement, that the Executive be based anywhere beyond fifty (50) miles from the Company’s current offices in Lansdowne, Maryland except for required travel on Company business, such resignation shall be treated as a termination without Cause pursuant to Section 4.4;

                    (c)     If the Executive resigns following a Change in Control as a direct result of the occurrence of one of the circumstances enumerated in Section 5, such resignation shall be treated pursuant to the terms of Section 5; or

                    (d)     If the Executive resigns for any other reason or for no reason, such resignation shall be treated as a termination for Cause pursuant to the terms of Section 4.3.

     Any resignation pursuant to the terms of this Section shall not constitute a breach of this Agreement by either party.

     5.     Change in Control. In the event of the occurrence of a Change in Control of the Company, the Executive shall remain employed by the Company, pursuant to the terms and conditions of this Agreement. If, after the Change in Control, the Executive’s employment is terminated without Cause, the Executive resigns following: (a) a material diminution in his duties as set forth in Section 1.2 of this Agreement or, (b) in the case of the sale of the Company or the Tire Stores, the Executive either: (i) is not offered a comparable position by the buyer; or (ii) is required by the buyer to be based anywhere beyond fifty (50) miles from the Company’s current offices in Lansdowne, Maryland except for required travel on Company business to an extent substantially consistent with that preceding the Change in Control, then the Executive shall continue to receive his Base Salary for one year, and the stock options granted to the Executive shall become fully vested and exercisable as of the date of termination or resignation, as the case may be. The options will remain exercisable for a period of 90 days following such date, all in accordance with the other terms of the stock option plan under which they were granted. For purposes of this Agreement, a “Change in Control” shall mean any of the following: (i) any person who is not an “affiliate” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company as of the date of this Agreement becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding securities of the Company except pursuant to a public offering of securities of the Company; (ii) the sale of the Company substantially as an entity or the sale of the Tire Stores (whether by sale of stock, sale of assets, merger, consolidation, or otherwise) to a person who is not an affiliate of the Company as of the date of this Agreement; or (iii) there occurs a merger, consolidation or other reorganization of the Company with a person who is not an affiliate of the Company as of the date of this Agreement, and in which shareholders of the Company immediately preceding the merger hold less than 50% (the voting and consent rights of Class C Preferred Stock shall be disregarded in this calculation) of the combined voting power for the election of directors of the Company immediately following the merger. A change of Control shall not be deemed to occur because of the sale or conversion of any or all of Class C Preferred Stock of the Company unless there is a simultaneous change described in clauses (i), (ii) or (iii) of the preceding sentence.

     6.     Non-Competition and Confidentiality.

            6.1    Non-Disclosure. The Executive will not, during the period of the Executive’s employment with the Company or at any time thereafter, regardless of the reason for the cessation of the Executive’s employment: (i) use any Confidential Information for the Executive’s own benefit or for the benefit of any person or entity other than the Company; (ii) disclose to any person or entity any Confidential Information; or (iii) remove from the Company’s premises or make copies of any Confidential Information, in any form; except, in each case, as may be required within the scope of the Executive’s duties during the Executive’s employment by the Company. Upon termination of the Executive’s employment, or at any such time as the Company may request, the Executive will deliver to the Company all copies in the Executive’s possession of any Confidential Information, in any form. The Executive will not at any time assert any rights as against the Company in or with respect to any Confidential Information.

     For purposes of this Agreement, “Confidential Information” means any and all technical, research, operational, manufacturing, marketing, sales and financial information, customer lists and trade secrets of the Company or of any vendor, supplier, distributor or customer of the Company, regardless of how acquired or developed by the Company or any such vendor, supplier, distributor or customer, concerning any of their respective businesses. Confidential Information does not include information, knowledge or data which the Executive can prove was in the Executive’s possession prior to the commencement of the Executive’s employment with the Company or information, knowledge or data which was or is in the public domain by reason other than the wrongful acts of the Executive.

            6.2    Non-Competition. The Executive will not, during the period of the Executive’s employment with the Company, and for (i) a period of one year after the termination of the Executive’s employment with the Company for any reason other than termination by the Company without Cause, or (ii) if for termination by the Company without Cause, for the period he continues to receive his Base Salary pursuant to Section 4.4, directly or indirectly, on the Executive’s behalf or on behalf of any other person or entity, in any way, whether as an individual proprietor, partner, stockholder, officer, employee, consultant, director, joint venturer, investor, lender (other than as an employee of a bank or other financial institution) or in any other capacity with any entity materially engaged in the business of the Company, compete within the territory served, or contemplated to be entered, by the Company on the date of such termination of employment. Nothing contained herein shall be construed as preventing the Executive from owning beneficially or of record not more than five percent (5%) of the outstanding equity security of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market. The business of the Company shall be defined to include the undercar service and repair of automobile and light truck brake, exhaust and suspension systems, and related activities, as well as the sale and service of tires and related accessories.

            6.3    Non-Solicitation of Employees. The Executive will not, during the period of the Executive’s employment with the Company, and for a period of one year after the termination of the Executive’s employment with the Company for any reason, directly or indirectly, recruit, solicit or otherwise induce or attempt to induce any employee of the Company to leave the employment of the Company, nor hire any such employee at any enterprise with which the Executive is then affiliated.

            6.4    Enforceability of Provisions. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

            6.5    Remedy for Breach. The Executive hereby acknowledges that the provisions of this paragraph 6 are reasonable and necessary for the protection of the Company and its respective subsidiaries and affiliates. In addition, the Executive further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants. In addition, and without limiting the Company’s other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company under paragraphs 4 and 5 of this Agreement, as applicable.

     7.     Executive Representations.

                    (a)     The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, and (iv) the Executive is under no physical or mental disability that would hinder him in the performance of his duties hereunder.

                    (b)     The Executive shall indemnify and hold harmless the Company from and against any and all claims, liabilities, damages and reasonable costs of defense and investigation arising out of any breach or inaccuracy in any of the foregoing representations and warranties.

     8.     Other Provisions.

            8.1    Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:

                    (a)     if to the Company, to it at:

                             Monro Muffler Brake, Inc.
                             200 Holleder Parkway
                             Rochester, New York 14615
                             Attention: Robert G. Gross

                    (b)     if to the Executive, to him at:

                             12619 Golden Oak Drive
                             Ellicott City, Maryland 21042

            8.2    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto except (a) such Stock Option Contracts written or otherwise extended to the Executive including those referenced herein and those extended to the Executive prior hereto and (b) and the Monro Muffler Employee Handbook, to the extent same provides additional benefits to the Executive as a senior executive-level employee of the Company.

            8.3    Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Notwithstanding the foregoing, Executive agrees to any changes made by the Company to the terms of this Agreement if the Company determines, in its sole reasonable good faith discretion, that such changes are reasonably necessary to comply with Section 409A of the Code, and any regulations and other guidance of general applicability that are issued thereunder.

            8.4    Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state. The courts of New York and the United States District Courts for New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement.

            8.5    Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and permitted assigns and upon the Executive and his heirs, executors, legal representatives, successors and permitted assigns. However, neither party may voluntarily assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without the prior written consent of the other party, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void without effect.

            8.6    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

            8.7    Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            8.8    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on July 13, 2005.

MONRO MUFFLER BRAKE, INC.
By:	/s/ Robert G. Gross
Robert G. Gross
President and Chief Executive Officer

/s/ Joseph Tomarchio, Jr.
Joseph Tomarchio, Jr.